-----------------
                                                               Filed Pursuant
                                                                to Rule 424b5
                                                              File No. 33-50869
                                                              -----------------

PROSPECTUS SUPPLEMENT
(To prospectus dated December 2, 1998)


                                  $125,000,000

                       Bell Atlantic--Pennsylvania, Inc.

                Thirty Year 6% Debentures, due December 1, 2028

                                ---------------

     The Debentures bear interest at the rate of 6% per year. Interest on the Debentures is payable on June 1 and December 1 of each year, beginning June 1, 1999. The Debentures will mature on December 1, 2028 and are not redeemable before maturity.

     The Debentures are unsecured and rank equally with all of our other senior unsecured debt. There is currently no public market for the Debentures. The Underwriters will purchase all of the Debentures if any are purchased.

                                ---------------

                                                                               Per
                                                                            Debenture         Total
                                                                           -----------   ---------------
   Public Offering Price(1) ............................................    99.3%         $124,125,000
   Underwriting Discount ...............................................    .45%            $562,500
   Proceeds, before expenses, to Bell Atlantic -- Pennsylvania .........   98.85%         $123,562,500

  (1) Purchasers will also be required to pay accrued interest from December 9, 1998, if settlement occurs after that date.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     We expect that the Debentures will be ready for delivery in book-entry form only through The Depository Trust Company on or about December 9, 1998.

                               ---------------
Merrill Lynch & Co.

          PaineWebber Incorporated

                      Prudential Securities Incorporated

                                     Chase Securities Inc.

                                                Utendahl Capital Partners, L.P.
                               ---------------
          The date of this prospectus supplement is December 2, 1998.

                              TABLE OF CONTENTS

   Prospectus Supplement
     About this Prospectus Supplement ................  S-2
     Use of Proceeds .................................  S-2
     Certain Terms of the Debentures .................  S-2
     Underwriting ....................................  S-4
     Legal Opinions ..................................  S-5
   Prospectus
     Available Information ...........................   2
     Incorporation of Documents by Reference .........   2
     The Company .....................................   3
     Use of Proceeds .................................   3
     Ratio of Earnings to Fixed Charges ..............   3
     Description of Securities .......................   3
     Plan of Distribution ............................   7
     Legal Opinions ..................................   8
     Experts .........................................   8


                        ABOUT THIS PROSPECTUS SUPPLEMENT


     You should read this prospectus supplement along with the prospectus that follows carefully before you invest. Both documents contain important information you should consider when making your investment decision. This prospectus supplement contains information about the Thirty Year 6% Debentures, due December 1, 2028 and the prospectus contains information about our Debentures generally. This prospectus supplement may add, update or change information in the prospectus. You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. The information in this prospectus supplement is accurate as of December 2, 1998. We have not authorized anyone else to provide you with different information.


                                USE OF PROCEEDS


     We will apply the proceeds from the sale of the Debentures to repay short-term indebtedness and/or for general corporate purposes.


                        CERTAIN TERMS OF THE DEBENTURES


General

     The Debentures will be limited to $125,000,000 aggregate principal amount. The Debentures will be issued only in registered form under the Indenture, dated as of September 1, 1998, between the Company and The Chase Manhattan Bank, as successor Trustee. The Indenture is more fully described in the prospectus under the section "Description of Securities."


     The Debentures will mature on December 1, 2028. We will pay interest on the Debentures at the annual rate set forth on the cover of this prospectus supplement. We will pay interest semiannually on each June 1 and December 1, commencing on June 1, 1999, to the person in whose name the Debentures are registered at the close of business on the May 15 or November 15 prior to the payment date. We will pay interest at the office or agency of the Company to be maintained in New York City, which at the date of this prospectus supplement is First Union National Bank, 40 Broad Street, Suite 550, New York, New York 10004. You may be required to surrender the Debentures to collect principal payments. We may, at our option, pay interest by check mailed to the person entitled thereto at the address of such person appearing on the register of the Debentures.


     The Debentures will not be redeemable prior to maturity.

Book-Entry System

     The Debentures will be represented by one or more global debentures (the "Global Debentures"), registered in the name of a nominee of The Depository Trust Company ("DTC"), as Depository. As a result, ownership of interests in such Global Debentures will be shown on, and a transfer thereof will be effected only through, records maintained by DTC or its nominee for the Debentures and on the records of participants. Except as otherwise described below, owners of beneficial interests in the Global Debentures will not be entitled to receive Debentures in definitive form and will not be considered the holder of the Debentures.

     DTC has advised as follows: It is a limited-purpose trust company which was created to hold securities for its participating organizations (the "Participants") and to facilitate the clearance and settlement of securities transactions between Participants in such securities through electronic book-entry changes in accounts of its Participants. Participants include securities brokers and dealers (including the Underwriters), banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("indirect participants"). Persons who are not Participants may beneficially own securities held by DTC only through Participants or indirect participants.

     Principal and interest payments on the Debentures registered in the name of DTC's nominee will be made by the Trustee to DTC's nominee as the registered owner of the Global Debentures. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Debentures are registered as the owners of the Debentures for the purpose of receiving payment of principal and interest on the Debentures and for all other purposes whatsoever. Therefore, neither the Company, the Trustee nor any Paying Agent has any direct responsibility or liability for the payment of principal or interest on the Debentures to owners of beneficial interests in the Global Debentures. DTC has advised the Company and the Trustee that its present practice is, upon receipt of any payment of principal or interest, to immediately credit the accounts of the Participants with such payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Debentures as shown on the records of DTC.

     The Global Debentures are exchangeable only if (a) DTC notifies the Company that it is unwilling or unable to continue as the depository for the Global Debentures or if at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, (b) the Company in its sole discretion determines that the Global Debentures shall be exchangeable for definitive Debentures in registered form, or (c) an Event of Default has occurred and is continuing. If the Global Debentures are exchangeable pursuant to the preceding sentence, they shall be exchangeable for definitive Debentures in registered form, bearing interest at the same rate, having the same date of issuance, redemption provisions, if any, maturity and other terms and of differing denominations aggregating a like amount, subject to the limitations in the Indenture, without charge except for any tax or other governmental charge imposed in connection therewith.

     DTC has further advised the Company that DTC's management is aware that some computer applications, systems and the like for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its Participants and other members of the financial community that it has developed and is implementing a program so that its systems, as the same relate to the timely payment of distributions (including principal and interest payments) to security holders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

     However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed its Participants and other members of the financial community that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

     According to DTC, the foregoing information with respect to DTC has been provided to its Participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

                                  UNDERWRITING
     Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement") among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, PaineWebber Incorporated, Prudential Securities Incorporated, Chase Securities Inc. and Utendahl Capital Partners, L.P. (collectively, the "Underwriters"), the Company has agreed to sell to the Underwriters, and the Underwriters have severally agreed to purchase, the respective principal amounts of the Debentures set forth opposite their names below. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the Debentures if any are purchased.


Underwriter                                             Amount
--------------------------------------------------- --------------
       Merrill Lynch, Pierce, Fenner & Smith
           Incorporated ........................... $ 40,000,000
       PaineWebber Incorporated ...................   40,000,000
       Prudential Securities Incorporated .........   25,000,000
       Chase Securities Inc. ......................   10,000,000
       Utendahl Capital Partners, L.P. ............   10,000,000
                                                    ------------
           Total ........................  ........ $125,000,000
                                                    ============

     We will also pay our issuing expenses estimated at $100,000. We filed the Underwriting Agreement with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K.

     The Underwriters have advised the Company that they propose initially to offer the Debentures to the public at the public offering price set forth on the cover of this prospectus supplement, and to certain dealers at such price less a concession not in excess of .4% of the principal amount of the Debentures. The Underwriters may allow, and such dealers may reallow, a discount not in excess of .25% of the principal amount of the Debentures to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     This prospectus supplement and the prospectus should not be considered an offer of the Debentures in states where prohibited by law.

     We do not intend to list the Debentures on a national securities exchange. Although the Underwriters intend to make a market in the Debentures in the secondary trading market, they are not required to do so and may stop their market making activities at any time. Liquidity for the Debentures cannot be assured.

     To facilitate this offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Debentures. Specifically, the Underwriters may over-allot in connection with the offering, creating a short position in the Debentures for their own account. In addition, to cover over-allotments or to stabilize the price of the Debentures, the Underwriters may bid for and purchase Debentures in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer if the syndicate repurchases previously distributed Debentures in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Debentures above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

     We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     The settlement date for the purchase of the Debentures will be December 9, 1998, as agreed upon by the Company and the Underwriters pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended.

     Some of the Underwriters or their affiliates have provided commercial or investment banking services to us or our parent, Bell Atlantic Corporation, and certain of its affiliates, and may provide these services in the future. They receive customary fees and commissions for these services. Chase Securities Inc. is an affiliate of the Trustee. Walter V. Shipley, the Chairman of the Board and Chief Executive Officer of The Chase Manhattan Bank, the parent of Chase Securities Inc., is a director of Bell Atlantic Corporation. John R. Stafford and Helene L. Kaplan, directors of The Chase Manhattan Corporation, are directors of Bell Atlantic Corporation.


                                 LEGAL OPINIONS

     Julia A. Conover, Vice President, General Counsel and Secretary and a Director of the Company, will pass on certain legal matters relating to the Debentures for the Company. Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017 will pass on certain legal matters relating to the Debentures for the Underwriters. As of November 30, 1998, Ms. Conover owned beneficially 100 shares and 72,032 options to purchase shares of the Common Stock of Bell Atlantic Corporation. As of such date, she also had approximately 2,927 shares credited to her account under the Bell Atlantic Savings Plan for Salaried Employees. Simpson Thacher & Bartlett will rely on the opinion of Julia
A. Conover as to matters of Pennsylvania law. Simpson Thacher & Bartlett from time to time acts as counsel in certain matters for Bell Atlantic Corporation and certain of its subsidiaries.

P R O S P E C T U S



                                 $300,000,000


                       Bell Atlantic--Pennsylvania, Inc.


                                Debt Securities



     The Bell Telephone Company of Pennsylvania ("Company") may offer from time to time in one or more series not more than $300,000,000 (or its equivalent in foreign denominated currencies or foreign currency units or other composite currencies) aggregate principal amount of its debt securities ("Securities"), on terms to be determined at the time the Securities are offered for sale. The Securities may be offered for sale directly to purchasers and may also be offered through underwriters, dealers or agents.



     The terms of the Securities, including, where applicable, the specific designation, aggregate principal amount, currency or currencies in which the principal, interest, if any, and premium, if any, are payable, authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, if any, whether the Securities are issuable in registered form or bearer form or both, any redemption terms, the initial public offering price, the net proceeds to the Company from the sale of the Securities, the names of any underwriters or agents, any compensation to such underwriters or agents and any other specific terms in connection with the offering and sale of the Securities in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement ("Prospectus Supplement").


                               ----------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                               ----------------
December 2, 1998

     No person has been authorized to give any information or to make any representations not contained in this Prospectus or any Prospectus Supplement in connection with the offer made by this Prospectus or any Prospectus Supplement and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any underwriter, dealer or agent. This Prospectus and any Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy any of the Securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. This Prospectus and any Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy any Securities other than those to which they relate. The delivery of this Prospectus or any Prospectus Supplement at any time does not imply that the information herein or therein is correct as of any time subsequent to its date.

                               ----------------
                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission ("SEC"). Such reports and other information filed by the Company can be inspected and copied at the public reference facilities of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, as well as at the following SEC Regional Offices: 7 World Trade Center, 13th floor, New York, NY 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Such material can also be inspected at the New York Stock Exchange, on which certain of the Company's debt securities are listed. Copies can be obtained from the SEC by mail at prescribed rates. Requests should be directed to the SEC's Public Reference Branch, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. The SEC also maintains a Web site (http:// www.sec.gov) that contains reports and other information regarding the Company.

     The Company has filed with the SEC Registration Statements on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statements") under the Securities Act of 1933, as amended ("Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statements, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is made to the Registration Statements.

                               ----------------
                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents have been filed by the Company with the SEC (File No. 1-6393) and are hereby incorporated herein by reference:

   (1) The Company's Annual Report on Form 10-K for the year ended December 31,1997.

   (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998.

     All documents subsequently filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, and prior to the termination of the offering of the Securities, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of the above documents (excluding exhibits to such documents, unless such exhibits are specifically incorporated by reference therein) may be obtained upon written or oral request without charge by each person, including any beneficial owner of any Security, to whom this Prospectus is delivered, from the Director- External Reporting, Bell Atlantic Corporation, 31st Floor, 1717 Arch Street, Philadelphia, PA 19103 (telephone number: 215-963-6360).

                                  THE COMPANY

     The Company, incorporated in 1879 under the laws of the Commonwealth of Pennsylvania, has its principal executive offices at 1717 Arch Street, 32nd Floor, Philadelphia, PA 19103 (telephone number 215-466-9900).

     The Company is engaged in the business of providing telecommunications services in Pennsylvania. Since January 1, 1984, the Company has been a wholly-owned subsidiary of Bell Atlantic Corporation ("Bell Atlantic"), one of the seven regional holding companies formed by American Telephone and Telegraph Company ("AT&T") in connection with the court-approved divestiture by AT&T of certain portions of its 22 wholly-owned operating telephone companies.

     On August 14, 1997, Bell Atlantic and NYNEX Corporation ("NYNEX"), another of the regional holding companies, consummated a merger whereby NYNEX became a subsidiary of Bell Atlantic and NYNEX shareowners received 0.768 of a share of Bell Atlantic common stock for each share of NYNEX common stock owned.

                                USE OF PROCEEDS

     The net proceeds from the sale of the Securities will be used for general corporate purposes, which may include the possible redemption or repurchase of long-term debt, the repayment of short-term debt of the Company, and the provision of funds for construction, expansion and improvement of the Company's plant and facilities.

                      RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratios of earnings to fixed charges of the Company for the periods indicated. The ratios of earnings to fixed charges for the years ended December 31, 1993-97 have been derived from audited financial statements and the ratio for the nine months ended September 30, 1998 has been derived from unaudited financial statements.


                            Years Ended December 31,
 Nine Months Ended    ---------------------------------------------------------
 September 30, 1998      1997        1996        1995        1994        1993
-------------------   ---------   ---------   ---------   ---------   ---------
  5.74                    5.26        6.33        5.95        5.25        4.89

For the purpose of this ratio: (i) earnings have been calculated by adding interest expense, the estimated interest portion of rentals, and amortization of capitalized interest to income before the provision for income taxes, extraordinary items, and cumulative effect of changes in accounting principles; and (ii) fixed charges are comprised of interest expense, the estimated interest portion of rentals and capitalized interest.

                           DESCRIPTION OF SECURITIES

     The following description sets forth certain general terms and provisions of the Securities to which any Prospectus Supplement may relate. The particular terms and provisions of the series of Securities offered by a Prospectus Supplement, and the extent to which such general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement relating to such series of Securities.

     The Securities are to be issued under an Indenture, dated as of September 1, 1998 (the "Indenture"), between the Company and The Chase Manhattan Bank, as successor Trustee ("Trustee"). The following summaries of certain provisions of the Securities and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including the definition therein of certain terms. Particular sections of the Indenture which are relevant to the discussion are cited parenthetically. Wherever particular sections or defined terms of the Indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference.


Event Risks
     The Indenture contains no provisions designed to shield holders of Securities from the risk of capital restructuring or highly leveraged transactions, although certain characteristics of the Securities, and provisions of the Indenture, may offer holders of Securities certain protection in the event of such a transaction. The Securities will be unsecured and unsubordinated indebtedness of the Company and will rank on a parity with the Company's other unsecured and unsubordinated indebtedness. Consequently, the Company will not grant priority over the Securities to debt held by any other creditor without the prior consent of holders of the Securities in accordance with the Indenture. The Indenture contains a covenant by the Company (see "Lien on Assets") requiring the Company to ratably secure the Securities in the event that, with certain exceptions, the Company mortgages, pledges or subjects to a lien its property or assets, thereby giving holders of Securities certain protection against the Company's granting of security to other creditors. Under existing law, issuances of long-term debt securities by the Company require state regulatory approval. In addition, all of the common stock of the Company is held by Bell Atlantic.


General
     The Indenture does not limit the amount of Securities which can be issued thereunder and additional debt securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by, or pursuant to a resolution of, the Company's Board of Directors or by a supplemental indenture (Sections 2.01, 2.02 and 2.03). Reference is made to the Prospectus Supplement for the following terms of the particular series of Securities being offered hereby: (i) the title of the Securities of the series;
(ii) any limit upon the aggregate principal amount of the Securities of the series; (iii) the date or dates on which the principal of the Securities of the series will be payable; (iv) the rate or rates (or manner of calculation thereof), if any, at which the Securities of the series will bear interest, the date or dates from which any such interest will accrue and on which such interest will be payable, and, with respect to Securities of the series in registered form, the record date for the interest payable on any interest payment date; (v) the place or places where the principal of and interest, if any, on the Securities of the series will be payable; (vi) any redemption or sinking fund provisions; (vii) if other than the principal amount thereof, the portion of the principal amount of Securities of the series which will be payable upon declaration of acceleration of the maturity thereof; (viii) whether the Securities of the series will be issuable in registered or bearer form or both, any restrictions applicable to the offer, sale or delivery of Securities in bearer form ("bearer Securities") and whether the terms upon which bearer Securities will be exchangeable for Securities in registered form ("registered Securities") and vice versa; (ix) whether and under what circumstances the Company will pay additional amounts on the Securities of the series held by a person who is not a U.S. person (as defined below) in respect of taxes or similar charges withheld or deducted and, if so, whether the Company will have the option to redeem such Securities rather than pay such additional amounts;
(x) the currency or currencies, which may be a composite currency such as the European Currency Unit, of payment of principal of and premium, if any, and interest on the Securities, if other than U.S. dollars; (xi) the extent to which any Securities will be issuable in temporary or permanent global form, and the manner in which any payments on a temporary or permanent global Security will be made; and (xii) any additional provisions or other special terms not inconsistent with the provisions of the Indenture, as supplemented from time to time including any terms which may be required by or advisable under United States laws or regulations or advisable in connection with the marketing of Securities of such series. To the extent not described herein, principal and interest, if any, will be payable, and the Securities of a particular series will be transferable, in the manner described in the Prospectus Supplement relating to such series. "Principal" when used herein includes, when appropriate, the premium, if any, on the Securities.

     Each series of Securities will constitute unsecured and unsubordinated indebtedness of the Company and will rank on a parity with the Company's other unsecured and unsubordinated indebtedness.

     Under the terms of the Indenture, Securities of any series may be issued as registered Securities or bearer Securities or both as specified in the terms of the series (Section 2.01). Unless otherwise indicated in the Prospectus Supplement, Securities will be issued in denominations of $1,000 and integral multiples thereof and bearer Securities will not be offered, sold, resold or delivered to U.S. persons in connection with their original issuance. For purposes of this Prospectus, "U.S. person" means a citizen, national or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust whose income from sources without the United States is includible in gross income for United States federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States.

     To the extent set forth in the Prospectus Supplement, except in special circumstances set forth in the Indenture, interest on bearer Securities will be payable only against presentation and surrender of the coupons for the interest installments evidenced thereby as they mature at a paying agency of the Company located outside of the United States and its possessions (Section 2.05(c)). The Company will maintain such an agency for a period of two years after the principal of such bearer Securities has become due and payable. During any period thereafter for which it is necessary in order to conform to United States tax law or regulations, the Company will maintain a paying agent outside the United States and its possessions to which the bearer Securities and coupons related thereto may be presented for payment and will provide the necessary funds therefor to such paying agent upon reasonable notice (Section 2.04).

     Bearer Securities and the coupons related thereto will be transferable by delivery (Section 2.08(e)).

     If appropriate, federal income tax consequences applicable to a series of Securities will be described in the Prospectus Supplement relating thereto.


Exchange of Securities
     Registered Securities may be exchanged for an equal aggregate principal amount of registered Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the registered Securities at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of such agent (Section 2.08(a)).

     To the extent permitted by the terms of a series of Securities authorized to be issued in registered form and bearer form, bearer Securities may be exchanged for an equal aggregate principal amount of registered or bearer Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the bearer Securities with all unpaid coupons relating thereto at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of such agent (Section 2.08(b)). As of the date of this Prospectus, applicable United States Treasury regulations do not permit exchanges of registered Securities for bearer Securities and, unless such regulations are modified, the terms of a series of Securities will not permit registered Securities to be exchanged for bearer Securities.


Lien on Assets
     The Company covenants in the Indenture that, if at any time the Company mortgages, pledges or otherwise subjects to any lien the whole or any part of any property or assets now owned or hereafter acquired by it, except as hereinafter provided, the Company will secure the outstanding Securities, and any other obligations of the Company which may then be outstanding and entitled to the benefit of a covenant similar in effect to this covenant, equally and ratably with the indebtedness or obligations secured by such mortgage, pledge or lien, for as long as any such indebtedness or obligation is so secured. This covenant does not apply to the creation, extension, renewal or refunding of purchase-money mortgages or liens, or other liens to which any property or asset acquired by the Company is subject as of the date of its acquisition by the Company, or to the making of any deposit or pledge to secure public or statutory obligations or with any governmental agency at any time required by law in order to qualify the Company to conduct its business or any part thereof or in order to entitle it to maintain self-insurance or to obtain the benefits of any law relating to workmen's compensation, unemployment insurance, old age pensions or other social security, or with any court, board, commission or governmental agency as security incident to the proper conduct of any proceeding before it. Nothing contained in the Indenture prevents a person directly or indirectly controlling or controlled by, or under direct or indirect common control with, the Company from mortgaging, pledging or subjecting to any lien, any property or assets, whether or not acquired from the Company (Section 4.02).


Amendment and Waiver
     Subject to certain exceptions, the Indenture or the Securities may be amended or supplemented by the Company and the Trustee with the consent of the holders of a majority in principal amount of the outstanding Securities of each series affected by the amendment or supplement (with each series voting as a class), or compliance with any provision may be waived with the consent of the holders of a majority in principal amount of the outstanding Securities of each series affected by such waiver (with each series voting as a class). However, without the consent of each Securityholder affected, an amendment or waiver may not (i) reduce the amount of Securities whose holders must consent to an amendment or waiver; (ii) change the rate of or change the time for payment of interest on any

Security; (iii) change the principal of or change the fixed maturity of any Security; (iv) waive a default in the payment of the principal of or interest on any Security; (v) make any Security payable in money other than that stated in the Security; or (vi) impair the right to institute suit for the enforcement of any payment on or with respect to any Securities (Section 9.02). The Indenture may be amended or supplemented without the consent of any Securityholder (i) to cure any ambiguity, defect or inconsistency in the Indenture or in the Securities of any series; (ii) to provide for the assumption of all the obligations of the Company under the Securities and any coupons related thereto and the Indenture by any corporation in connection with a merger, consolidation, transfer or lease of the Company's property and assets substantially as an entirety, as provided for in the Indenture; (iii) to provide for uncertificated Securities in addition to or in place of certificated Securities; (iv) to make any change that does not adversely affect the rights of any Securityholder; (v) to provide for the issuance of and establish the form and terms and conditions of a series of Securities or to establish the form of any certifications required to be furnished pursuant to the terms of the Indenture or any series of Securities; or (vi) to add to rights of Securityholders (Section 9.01).


Successor Entity
     The Company may not consolidate with or merge into, or transfer or lease its property and assets substantially as an entirety to, another entity unless the successor entity is a corporation and assumes all the obligations of the Company under the Securities and any coupons related thereto and the Indenture and, after giving effect thereto, no default under the Indenture shall have occurred and be continuing. Thereafter, except in the case of a lease, all such obligations of the Company terminate (Section 5.01).


Deposit of Money or Government Obligations to Pay Securities The Company has the
     right to terminate certain of its obligations under the Securities and the Indenture with respect to the Securities of any series or any installment of principal of or interest on the Securities of that series if the Company deposits with the Trustee, in trust for the benefit of the holders of the Securities of that series, money or obligations of the United States of America sufficient to pay, when due, principal and interest on the Securities of that series to maturity or redemption or such installment of principal or interest, as the case may be. In such event, however, the Company's obligation to pay the principal of and interest on the Securities shall survive (Section 8.01).


Events of Default
     The following events are defined in the Indenture as "Events of Default" with respect to a series of Securities: (i) default in the payment of interest on any Security of such series for 90 days; (ii) default in the payment of the principal of any Security of such series; (iii) failure by the Company for 90 days after notice to it to comply with any of its other agreements in the Securities of such series, in the Indenture or in any supplemental indenture under which the Securities of that series may have been issued; and (iv) certain events of bankruptcy or insolvency (Section 6.01). If an Event of Default occurs with respect to the Securities of any series and is continuing, the Trustee or the holders of at least 25% in principal amount of all of the outstanding Securities of that series may declare the principal (or, if the Securities of that series are original issue discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Securities of that series to be due and payable. Upon such declaration, such principal (or, in the case of original issue discount Securities, such specified amount) and all accrued interest thereon shall be due and payable immediately (Section 6.02).

     Securityholders may not enforce the Indenture or the Securities, except as provided in the Indenture (Section 6.06). The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Securities (Section 7.01(e)). Subject to certain limitations, holders of a majority in principal amount of the Securities of each series affected (with each series voting as a class) may direct the Trustee in its exercise of any trust power (Section 6.05). The Trustee may withhold from Securityholders notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interests (Section 7.05). The Company is not required under the Indenture to furnish any periodic evidence as to the absence of default or as to compliance with the terms of the Indenture.

Concerning the Trustee

     The Company maintains banking relationships in the ordinary course of business with the Trustee.

     The Trustee also serves as successor trustee under an indenture between the Company and the Trustee relating to the Company's Forty Year 43/4% Debentures, due May 1, 2001, Forty Year 71/8% Debentures, due January 1, 2012, Forty Year 83/4% Debentures, due August 15, 2031, and Forty Year 8.35% Debentures, due December 15, 2030. Walter V. Shipley, the Chairman of the Board and Chief Executive Officer of the Trustee and The Chase Manhattan Corporation, the parent of the Trustee, is a director of Bell Atlantic. John R. Stafford and Helene L. Kaplan, each a director of the Trustee and The Chase Manhattan Corporation, are directors of Bell Atlantic.


                             PLAN OF DISTRIBUTION

     The Company may sell the Securities being offered hereby: (i) directly to purchasers, (ii) through agents, (iii) through underwriters, (iv) through dealers or (v) through a combination of any such methods of sale.

     The distribution of the Securities may be effected from time to time in one or more transactions through competitive bidding or otherwise either (i) at a fixed price or prices, which may be changed, or (ii) at market prices prevailing at the time of sale, or (iii) at prices related to such prevailing market prices, or (iv) at negotiated prices.

     Offers to purchase Securities may be solicited directly by the Company or by agents designated by the Company from time to time. Any such agent, which may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis. Agents may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

     If an underwriter or underwriters are utilized in the sale, the Company will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is delivered to the public.

     If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Company will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale.

     Underwriters, dealers, agents and other persons may be entitled, under agreements which may be entered into with the Company, to indemnification against certain civil liabilities, including liabilities under the Securities Act.

     If so indicated in the Prospectus Supplement, the Company will authorize agents and underwriters to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date stated in the Prospectus Supplement. Each Contract will be for an amount not less than, and, unless the Company otherwise agrees, the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except that the purchase by an institution of the Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. A commission indicated in the Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Securities pursuant to Contracts accepted by the Company.

     The place and time of delivery for the Securities in respect of which this Prospectus is delivered are set forth in the accompanying Prospectus Supplement.

                                LEGAL OPINIONS

     Certain legal matters relating to the Securities offered hereby have been passed on for the Company by D. Michael Stroud, Vice President and General Counsel of the Company. As of October 31, 1993, Mr. Stroud owned beneficially and had options to acquire approximately 16,810 shares of the Common Stock of Bell Atlantic, receipt of approximately 1,042 of which has been deferred under certain Bell Atlantic employee benefit plans. As of September 30, 1993, Mr. Stroud also had approximately 78 common shares credited to his account under the Bell Atlantic Employee Stock Ownership Plan, and had approximately 1,134 shares credited to his account under the Bell Atlantic Savings Plan for Salaried Employees.


                                    EXPERTS

     The balance sheets as of December 31, 1997 and 1996 and the statements of income and accumulated deficit and cash flows for each of the three years in the period ended December 31, 1997 and the related financial statements schedule, all incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

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                                  $125,000,000

                      Bell Atlantic -- Pennsylvania, Inc.

                Thirty Year 6% Debentures, due December 1, 2028




                          ---------------------------
                             PROSPECTUS SUPPLEMENT
                          ---------------------------
                              Merrill Lynch & Co.

                            PaineWebber Incorporated

                       Prudential Securities Incorporated

                             Chase Securities Inc.

                        Utendahl Capital Partners, L.P.





                                December 2, 1998







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